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                                                                    Exhibit 99.2

          CHIRON/ROCHE CLINICAL DIAGNOSTIC & BLOOD SCREENING AGREEMENT

                                  -FACT SHEET-

Chiron Corporation and F. Hoffman-La Roche ("Roche") have reached broad patent license agreements for probe-based (nucleic acid testing, NAT) clinical diagnostics for the hepatitis C virus (HCV) and human immunodeficiency virus (HIV-1), and a limited agreement addressing NAT for the two viruses in the blood screening market.

The three agreements include:

- A worldwide license to Roche of Chiron's HCV intellectual property for probe-based clinical diagnostics.

- A worldwide license to Roche of Chiron's HIV intellectual property for probe-based clinical diagnostics for sales in jurisdictions in which Chiron HIV patents have issued.

- A time-limited license to Roche of Chiron's HCV and HIV intellectual property for use of NAT in blood screening.

FINANCIAL IMPLICATIONS
HCV/HIV CLINICAL DIAGNOSTICS LICENSE
As part of Chiron's agreement to grant Roche a worldwide license to its HCV and HIV intellectual property for probe-based clinical diagnostics, Chiron could receive up to $115 million total, $85 million of which is attributable to HCV and $30 million attributable to HIV.

The $85 million associated with the HCV license will be received immediately. Of this amount, about $60 million will be recognized in Q4 2000 as compensation for past sales by Roche, and the remainder will be recognized over time.

The $30 million associated with the HIV license will be received as follows: $10 million immediately, $10 million upon the European Patent Office (EPO) upholding the validity of Chiron's HIV patent in Europe, and $10 million upon the issuance of a U.S. patent covering HIV probe diagnostics. All of these amounts will be recognized as income in the future based on the European and U.S. patent decisions.

Roche will pay royalties on future sales, for the life of Chiron's HCV and HIV patents, which will be based on the higher of a percentage of sales revenue or a fixed dollar amount for each test sold.

HCV/HIV BLOOD SCREENING LIMITED LICENSE
Chiron will also grant Roche a limited license to its HCV and HIV intellectual property for use of NAT in blood screening. The license is limited to allow Roche to continue to serve its existing customers for the duration of their contractual arrangements. It provides an interim period in which the two companies can consider a broader, longer-term license. During the limited license period, Chiron will receive royalty payments from Roche based on the number of blood donations tested through the use of Roche HCV and HIV NAT products without regard to pool size.

        For additional information, please see the October 11, 2000 press release on Chiron's corporate Web site, www.chiron.com.
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